UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIGNATURE GROUP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Effective as of April 30, 2015, Raj Maheshwari, a director of Signature Group Holdings, Inc. (the “Company”), has resigned from all of his positions as an officer and a director of Cambelle-Inland LLC, a Delaware limited liability company.   The following biography updates Mr. Maheshwari’s biography previously included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 20, 2015.

Raj Maheshwari (Age 52): Mr. Maheshwari has served as a director of Signature since July 2013 and is currently a member of both the Compensation Committee and the Nominating and Governance committee. Since 2005, Mr. Maheshwari has been Managing Director of Charlestown Capital Advisors, LLC, a private merchant banking company he founded in 2005 specializing in financial advisory/merchant banking services (including mergers and acquisitions advisory) to public and private market emerging companies. In particular, Charlestown Capital assisted in Shale-Inland’s acquisitions of Main Steel in 2011 and HDSupply IPVF in 2012. In 2011, Charlestown Capital led the successful reorganization of Meruelo Maddux Properties (subsequently renamed EVOQ Properties), a commercial real estate company based in Los Angeles under Chapter 11 of the U.S. Bankruptcy Code. Charlestown Capital has been a mergers and acquisitions advisor to Esmark, Inc., a steel company that was sold to OAO Severstal of Russia in August, 2008 for $1.3 billion and has also advised Akela Pharmaceuticals, LTS Lohmann, Artevea Digital, among other emerging companies, in their mergers and acquisitions activities. From September 2013 until April 30 2015, Mr. Maheshwari served as the President, Chief Operating Officer and a director of Cambelle-Inland, LLC, an entity founded by Mr. Bouchard. From 1999 to 2005, Mr. Maheshwari was a Portfolio Manager and Managing Director at Weiss Peck and Greer Investments and its successor parent company Robeco Investment Management. From 1996 to 1999, Mr. Maheshwari was a Vice President of Research at Robert Fleming, Inc., where he helped run a $250 million (approximately) equity arbitrage portfolio. Mr. Maheshwari holds a Bachelor of Science degree in Mathematics and Computer Sciences from the State University of New York at Albany and a Master of Business Administration degree from New York University.